Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the use of our reports dated 25 November 2008, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries (the Company) as of 30 September 2008 and 2007, and the related consolidated income statements and consolidated statements of shareholders’ equity and of cash flows for each of the years in the three-year period ended 30 September 2008, the related financial statement schedule and the effectiveness of internal control over financial reporting as of 30 September 2008, which are included in the Company’s annual report on Form 10-K for the year ended 30 September 2008 and incorporated herein by reference.

Our reports on the consolidated financial statements and schedule refer to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective 1 October 2007, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007, and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

19 March 2009